THIRD AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THE AGREEMENT effective as of May 1,2012 by and between WESTCORE TRUST, a Massachusetts business trust (the "Trust") and Denver Investment Advisors LLC, doing business as Denver Investments ("Denver Investments"), a Colorado limited liability company having its principal office at 1225 Seventeenth Street, 26th Floor, Denver, Colorado 80202.

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, pursuant to that certain Second Amended and Restated Administration Agreement, dated as of January 1,2006, as amended (the "Former Administration Agreement"), among the Trust, Denver Investment Advisors LLC and ALPS Mutual Funds Services, Inc. ("ALPS"), a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (Denver Investments and ALPS being referred to herein collectively, as the "Administrators"), the Trust had retained the Administrators to provide, as co-administrators, certain administration services with respect to the Trust's Colorado Tax-Exempt Fund, Plus Bond Fund, Flexible Income Fund, Growth Fund, MIDCO Growth Fund, Blue Chip Fund, Small-Cap Opportunity Fund, Small-Cap Value Fund, Mid-Cap Value Fund, Select Fund and International Small-Cap Fund (formerly known as International Frontier Fund), and Westcore Micro-Cap Opportunity Fund (collectively, the "Funds");

WHEREAS, the Trust and the Administrators desire to amend and restate the Former Administration Agreement in order to reflect the Former Administration Agreement and all of the subsequent amendments and certain further amendments in two separate agreements, one each for both Denver Investments and ALPS; and

WHEREAS, the following represents the stand-alone Administration Agreement for the services provided to the Trust by Denver Investments.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment. The Trust hereby appoints Denver Investments to provide certain administration services to the Funds for the period and on the terms set forth in this Agreement. Denver Investments accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it decides to retain Denver Investments to act as administrator hereunder, the Trust shall notify Denver Investments in writing. If Denver Investments is willing to render such services to a new portfolio, they shall so notify the Trust in writing whereupon such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds, except to the extent that said provisions (including those relating to the compensation payable by the Trust) may be modified with respect to such portfolio in writing by the Trust and Denver Investments at the time of the addition of such new portfolio.

2. Services.

(a) Subject to the direction and control of the Board of Trustees of the Trust, Denver Investments agrees to assist in supervising various aspects of each Fund's administrative operations including the performance of the following specific services for each Fund:

• Maintain the Trust's fidelity bond as required by the Investment Company Act of 1940, as amended (the "1940 Act") and obtain and monitor D&O and E&O insurance with the advice of the Trust's counsel.

• Maintain disclosure controls and procedures with respect to the preparation of the management discussion of fund performance, which includes at a minimum the required items per Item 5 of the Form N-IA instructions, as amended.

• Provide any required information requested by ALPS as described in ALPS' disclosure controls and procedures for Form N-SAR, Form N-Q and Form N-CSR.

• Compile data for and prepare (or supervise the preparation of), with respect to the Funds, in a timely manner, reports on Form N-PX.

• Provide oversight on various aspects of the Trust's transfer agency services.

• Coordinate and prepare board materials for quarterly board meetings:

o Prepare general board agenda

o Coordinate preparation of various board memoranda

o Coordinate service provider advisory contract-related materials

o Coordinate advisory contract-related reports from independent third party (i.e. Lipper Inc.)

o Cause a representative to attend board meetings in person

• Generally, assist in the Trust's operations, which include the following:

» Review and final approval of the graphic design and overall presentation of all shareholder communications, including but not limited to:

•Summary Prospectus (if any)/Prospectus/Statement of Additional Information ("SAI')

•Annual and Semi-Annual Reports

•Applications and Maintenance Forms

•Informational Materials

•Correspondence

» Selection and review of financial printers and other similar vendors.

» Review of quality of fulfillment and shareholders services.

» Evaluation of effectiveness of various investor programs, including analysis of costs and benefits.

» Monitor information sharing and transmission of data between all service providers.

» Negotiate contracts and services for the benefit of the Trust.

» Select, coordinate and interface with Money Market Fund provider, if any.

» Furnish clerical services, stationery, and office supplies.

» Serve as primary interface with discount brokers, consultants, Section 401 (k) administrators, financial advisors/planners.etc.

»Other duties not specifically listed above, as agreed to in writing between Denver Investments and the Funds from time to time.

(b) Denver Investments agrees to monitor Fund expenses, including but not limited to, Fund accounting, transfer agency and custody, and to use good faith efforts in maintaining such expenses at competitive levels.

In compliance with the requirements of Rule 31 a- 3 under the 1940 Act, Denver Investments hereby agrees that all records which they maintain for the Funds are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust's request. Denver Investments agrees to maintain a back-up set of records of the Trust (which back-up shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. Denver Investments shall assist the Trust, the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records, and reports by Denver Investments or their independent accountants concerning their accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. There shall be no additional fee for these services. Denver Investments further agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act the records required to be maintained by Rule 31 a-I under the 1940 Act.

In performing its duties as administrator of the Trust, Denver Investments (a) will act in accordance with the Trust's Declaration of Trust, Code of Regulations, Prospectus and SAl, and the instructions and directions of the Trust's Board of Trustees and will conform to, and comply with, the requirements of the 1940 Act and all other applicable Federal or state laws and regulations, and (b) will consult with outside legal counsel to the Trust, as necessary or appropriate.

3. Fees: Expenses.

(a) In consideration of services rendered pursuant to this Agreement, the Trust will pay Denver Investments a fee, computed daily and payable monthly, at the annual rate of 0.1 0% on the first $3,500,000,000 of the Trust's average aggregate daily net assets and 0.05% on the Trust average aggregate daily net assets in excess of $3,500,000,000, allocated proportionately to each Fund based on such Fund's average daily net assets divided by the Trust's average aggregate daily net assets. Net asset value shall be computed in accordance with the Funds' Prospectus and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro- rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

Denver Investments will bear all expenses in connection with the performance of their services under this Agreement except as otherwise provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees, who are not officers, directors, shareholders, partners or employees of Denver Investments, except for a portion of the Chief Compliance Officer salary as agreed separately by the Trust, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory, fund accounting and administration fees, charges of custodians and transfer agents, certain insurance-premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders, costs of shareholder reports and meetings and any extraordinary expenses, will be borne by the Trust; provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds.

If in any fiscal year any Fund's aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, Denver Investments agrees to reimburse such Fund for a portion of any such excess expense in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of Denver Investments is limited to the amount of their fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, Denver Investments shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to Denver Investments bears to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to Denver Investments during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

(b) The Trust agrees on behalf of each Fund to reimburse Denver Investments, up to the amount set forth in this section, for Denver Investments' costs ("Costs") of providing sub-accounting and recordkeeping services to persons who beneficially own shares of the Fund as a result of investing through omnibus arrangements with a Fund shareholder of record. The amount to be reimbursed will be computed periodically based on the aggregate value of Fund shares so beneficially owned ("Beneficial Aggregate Value") and will not exceed the lesser of (i) the Costs actually borne by Denver Investments or (ii) that amount computed on a periodic basis, but not less than quarterly, by determining at the beginning of each applicable period the actual cost of transfer agency services borne by the Trust as follows:

(1) Calculate the effective rate by taking the Fund Retail Class Transfer Agency Costs divided by the Fund Retail Class Assets serviced directly by the Fund's Transfer Agent.

(2) Multiply the effective rate by the Fund Retail Class assets in the omnibus accounts to determine the annualized reimbursement amount.

(3)   Divide the reimbursement amount by the Total Fund Retail Class Assets to obtain the Reimbursement Rate

(4) Multiply the daily factor for the Reimbursement Rate by the Fund Retail Class Total Assets each day in the calculation of the Fund's expenses and net asset value computation.

4. Subcontractors and Compensation to Service Providers.

Denver Investments may from time to time employ or associate with such person or persons as they may believe to be particularly fitted to assist them in the performance of this Agreement ("subcontractors"). Subcontractors may be officers and employees who are employed by both Denver Investments and the Trust. The compensation of such sub-contractors shall be paid by Denver Investments and no obligation shall be incurred on behalf of the Trust in such respect, except for the services rendered by the Chief Compliance Officer to the Fund. Denver Investments shall provide oversight over any subcontractor(s) who shall in turn provide services pursuant to an agreement with Denver Investments. Denver Investments shall continue to be directly liable to the Trust for the performance of any subcontractor's obligations under such agreement. In addition to employing subcontractors, Denver Investments may compensate parties who provide shareholder services or other ser ices pursuant to contracts entered into directly between such parties and the Trust.

5. Proprietary and Confidential Information.

Denver Investments agrees on behalf of the firm and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and prior, present or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Denver Investments may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6. Limitation of Liability.

Denver Investments shall not be liable for any error of judgment or mistake oflaw or for any loss suffered by the Trust in connection with matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Denver Investments, its officers, partners, employees or agents, in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of Denver Investments, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Denver Investments' duties hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of Denver Investments even though paid by Denver Investments.

7. Reports.

Whenever, in the course of performing their duties under this Agreement, Denver Investments determines, on the basis of information supplied to Denver Investments by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to their knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, Denver Investments shall promptly notify the Trust and its counsel.

8. Obligation/Representations/Subcertifications.

Denver Investments agrees that any information that it provides that is necessary to complete a Certified Report will be true and complete when given. Denver Investments further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by it to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and/or any rules or regulations issued from time to time thereunder will be true and complete when given. This covenant shall survive the termination of the Agreement and shall not be subject to Section 6 of the Agreement.

9. Activities of Denver Investments.

The services of Denver Investments under this Agreement are not to be deemed exclusive, and Denver Investments shall be free to render similar services to others so long as their services hereunder are not impaired thereby.

10. Term.

This Agreement shall become effective as of the date hereof and unless sooner terminated as provided herein, shall continue until April 30, 2013. Thereafter, this Agreement shall continue automatically with respect to each Fund for successive annual periods ending April 30 of each year, provided such continuance is specifically approved at least annually (i) by the Trust's Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and provided further that in either event such continuance is also approved by a majority of the Trust's Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated without cause with respect to a Fund and without penalty, by the Trust's Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by Denver Investments, on not less than sixty days' notice.

Upon termination of this Agreement, Denver Investments shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust, unless such termination is for breach of this Agreement by Denver Investments) all records and other documents made or accumulated in the performance of their duties or the duties of any subcontractor( s) for the Trust hereunder.

Effective the date hereof, this Agreement amends and restates the Former Administration Agreement.

11. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Denver Investments, or by Denver Investments, without the prior written consent of the Trust; provided further, that no agreement with any subcontractor(s) contemplated hereunder shall be entered into, terminated, amended, assigned or permitted to be assigned without the prior written consent of the Trust.

12. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Denver Investments

Denver Investments

1225 Seventeenth Street, 26th Floor

Denver, Colorado 80202

Attn: Management Committee

To the Fund: Westcore Trust

c/o Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

13. Other Provisions.

The Trust recognizes that from time to time directors, officers and employees of Denver Investments may serve as directors, officers and employees of other corporations or business trusts (including other investment companies) and that such other corporations and trusts may include the name Denver Investments as part of their name, and that Denver Investments or its affiliates may enter into investment advisory or other agreements with such other corporations and trusts.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

...

No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. If a change or discharge is sought against the Trust, the instrument must be signed by Denver Investments. This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

The names "Westcore Trust" and "Trustees of West core Trust" refer respectively to the Trust created, and the Trustees (as trustees but not individually or personally) acting from time to time, under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of its trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.